UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) October 19, 2006
DOUGLAS LAKE MINERALS INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-50907 (Commission File Number)	98-0430222 (IRS Employer Identification No.)

Suite 808 - 27 Alexander Street, Vancouver, British Columbia, Canada V6A 1B2
Telephone No.: (604) 230-4930
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

N/A (Former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 19, 2006, the audit committee (the "Audit Committee") of Douglas Lake Minerals Inc. (the "Company") determined that the Company's unaudited financial statements for the quarterly period ended February 28, 2006 and audited financial statements for the fiscal year ended May 31, 2006 (collectively, the "Previously Issued Financial Statements") should no longer be relied upon because they contain errors in the accounting for unrecognized consulting expenditures. The Audit Committee concluded that the Previously Issued Financial Statements should be restated in order to correctly record a servicing contract. The error was discovered during the preparation of financial statements for the period ended August 31, 2006.

On December 23rd, 2005, Laurence Stephenson, our former president, entered into a contract with Broadstreet Marketing ("Broadstreet"), to provide Investor Relations and Marketing services to the Company. Pursuant to the contract the Company was obligated to pay Broadstreet $75,000 and $150,000 of unrestricted common stock. The Previously Issued Financial Statements did not record this contract and payments made to Broadstreet. We expect that the restatements will increase our prepaid expenses by $25,000 at February 28, 2006, increase our current liabilities by $75,000 at February 28, 2006 and by $125,000 at May 31, 2006, increase our donated capital by $100,000 at February 28, 2006 and May 31, 2006, increase net loss for the three month and nine month periods ended February 28, 2006 by $150,000 and increase net loss by $225,000 for the fiscal year ended May 31, 2006.

The Audit Committee has discussed with the Company's independent registered accountants the matters disclosed in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DOUGLAS LAKE MINERALS INC.
Date: October 25, 2006	By: /s/ Antonia Bold-de-Haughton Antonia Bold-de-Haughton, CFO